FOR IMMEDIATE RELEASE

Contact: Steven Kiel

(434) 382-7366

investorrelations@sitestar.com

Sitestar Completes a Private Placement of Common Stock

Lynchburg, VA. — November 8, 2016 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today announced that it has raised $1,625,975.20 in equity through the private placement of 32,519,504 shares of newly issued common stock at a price of five cents per share, which is the book value of the Company at the end of the second quarter of 2016. As of the effective date, November 7, 2016, Sitestar has a total of 190,230,163 outstanding shares.

As previously disclosed on September 19, 2016, the proceeds from this private placement will fund Sitestar’s seed investment of Alluvial Fund, LP, which has a target launch date of January 1, 2017. The investment will be made through Sitestar’s newly formed asset management subsidiary, Willow Oak Asset Management.

Because the original funding goal was not met, Sitestar will open the capital raise a final time on February 1, 2017. Members of the Board of Directors have agreed to backstop the February 1, 2017 capital raise with at least $1.8 million in additional funding.

Steven Kiel, Sitestar’s Chief Executive Officer, released the following statement, “We look forward to the launch of Alluvial Fund, LP at the direction of David Waters. Through the proceeds of this capital raise and cash on hand, we are able to fund the seed investment beginning on January 1, 2017. We believe the partnership will be profitable for Sitestar’s shareholders and Alluvial Fund’s limited partners.”

“After reviewing the subscriptions to the November 7 capital raise, we have decided to open up the private placement for a final time with an effective date of February 1, 2017. Additional investors expressed interest in participating, but were unable to do so because of issues related to timing. The February 1, 2017 raise will contain the same terms as the November 7, 2016 private placement.”

About Sitestar

Sitestar Corporation and its subsidiaries engage in several diverse business activities in the following industries: Heating, Ventilation and Air Conditioning, internet, real estate, and asset management. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.